UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2005

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On June 16, 2005, the board of directors of MK Resources Company (“MK Resources”) authorized the officers of MK Resources to pay Robert R. Gilmore, the chairman of the audit committee of the board of directors of MK Resources, $1,000 for each day Mr. Gilmore’s services were or are required in connection with the negotiations and review of the transactions (the “Transactions”) contemplated by the Share Purchase Agreement dated May 2, 2005 among MK Resources, Leucadia National Corporation (“Leucadia”) and Inmet Mining Corporation and the Agreement and Plan of Merger dated as of May 2, 2005 among MK Resources, Leucadia and Marigold Acquisition Corp., a wholly owned subsidiary of Leucadia.

In connection with the negotiations and review of the Transactions, Mr. Gilmore performed services beyond the services expected of Mr. Gilmore when his compensation as chairman of the audit committee was established, which additional services to date have included, among other things, working with Raymond James Ltd. in connection with the fairness opinion rendered by Raymond James Ltd and traveling to Spain to visit the Las Cruces project. The additional compensation payable to Mr. Gilmore will be in addition to the regular compensation Mr. Gilmore receives as a director and chairman of the audit committee. The additional compensation will not be paid with respect to any day on which a meeting of the audit committee was or is held, and Mr. Gilmore will receive only the regular per meeting compensation established by the Board of Directors for standing committee meetings for any such day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: June 21, 2005